Exhibit 10.2

ADVISORY AGREEMENT

This Advisory Agreement (the “Agreement”) is made by and between TransAct Technologies Incorporated, a Delaware corporation with a mailing address of One Hamden Center, 2319 Whitney Avenue, Suite 3B, Hamden, CT 06518 (the “Company”) and Steven A. DeMartino (“you”, “Contractor” or “your”).

1.       The term of this Agreement (the "Term") will be effective as of July 1, 2026, and will continue until December 31, 2026, unless terminated by you or terminated by the Company for Cause as defined in your Employment Agreement..

2.       (a)       During the Term, the Company will engage you to provide financial consulting advisory services, of up to 20 hours per month (the “Services”). For the avoidance of doubt, Services will consist solely of answering questions from Company personnel and providing financial advice and guidance. The Company further acknowledges that Contractor will act in an advisory role only and, as such, will not perform, prepare, be a signatory to, or have any responsibility for SEC reporting, financial statements, forecasts and projections of any type, financial analysis, Information Technology projects, 401K or benefit plan administration, investor communication or presentations, insurance policy applications, Board of Director or Committee materials, or any similar items.

(b)       You will have the right to establish the days and hours for your work, provided that you will make yourself available from time to time as reasonably required, including virtual attendance at meetings to be scheduled at the parties’ mutual convenience. You will furnish the necessary tools, equipment, materials and the like to fulfill your assignments under this Agreement, and you will be responsible for all costs associated with your employees, if any.

3.       (a)       The Company will pay you $33,996.50 per month for the Services as a non-refundable retainer (pro-rated for any partial months in the Term). You will submit an invoice to the Company on or before the 3rd of each month for all services rendered for the prior month, with details of the Services performed. The Company will pay your undisputed invoices within 30 days of its receipt.

(b)       You will generally be responsible for your own expenses and out-of-pocket expenses directly incurred in performing the Services will only be reimbursed if pre-approved by the Company in writing.

4        (a)       Your engagement hereunder is as an independent contractor and will not constitute you , or any of your employees or agents (collectively, the “Contractor Personnel”), as employees of the Company for any purpose whatsoever. You agree that neither you nor they will be entitled to participate in or to receive the benefit of any employee plans or programs, including insurance, of the Company, except as otherwise provided in the Separation Agreement.

(b)       You represent and warrant that you will be solely responsible for the withholding and payment of all federal, state and local income taxes, Social Security taxes, unemployment taxes, disability insurance or similar items associated with the fees you receive hereunder, and that you will hold the Company harmless against any liability or costs incurred by you, or any of the Contractor Personnel, with respect to such taxes. The Company will provide you with notice and a reasonable opportunity to cure before incurring any costs or paying any taxes or penalties for which it may seek indemnification.

(c)       You represent and warrant that the Contractor Personnel and you will not act in any manner to discriminate against any employee of the Company because of the employee’s race, color, age, sex, national origin, ancestry, religion, sexual orientation, disability, or any other characteristic protected by applicable law.

(d)       You represent and warrant that the Services performed hereunder will not violate the rights, including, without limitation, the intellectual property rights, of any third parties, or any applicable federal, state or local laws, rules or regulations.

(e)       You shall indemnify and hold harmless the Company from and against any and all costs (including reasonable attorneys' fees incurred in defense) or liabilities (including payroll taxes, penalties or interest) arising out of (i) any breach of this Agreement by you (including but not limited to any breach of the above representations and warranties), (ii) your gross negligence or intentional misconduct, or (iii) any assertion that any of the Contractor Personnel or you are not an independent contractor with respect to the Company. The Company will provide you with notice and a reasonable opportunity to cure before incurring any costs or paying any taxes or penalties for which it may seek indemnification.

5.       You agree that the Contractor Personnel and you will not, at any time (whether during the Term or after termination of this Agreement), disclose any confidential information or trade secrets of the Company, or any client of the Company, or utilize such confidential information or trade secret for their own benefit, or for the benefit of third parties. You agree that the Contractor Personnel and you will not use the name, marks or indicia of the Company or any of its clients for any purpose without the prior written consent of the applicable party in each instance. Your obligations under this paragraph shall survive the termination of this Agreement.

6.        (a)        The parties agree that your engagement hereunder will not restrict you or any of the Contractor Personnel from contemporaneously rendering your or their services to other businesses, as long as such other services do not create a conflict of interest with your or their work for the Company.

(b)       You further agree that during the Term and for the one-year period thereafter, the Contractor Personnel and you shall not, directly or indirectly, employ as an employee or retain as a consultant any person who is then or at any time during the preceding twelve months was an employee of or exclusive consultant to the Company, or persuade or attempt to persuade any employee of or exclusive consultant to the Company to leave the employ of the Company or to become employed as an employee or retained as a consultant by anyone other than the Company.

7.       On or before the end of the Term, or anytime upon the request of the Company, you agree to return, delete or destroy all memoranda, notes, records, files, other documents and property of any kind compiled by you or the Contractor Personnel or made available to you or the Contractor Personnel during the Term concerning the business of, or belonging to, the Company and/or any client of the Company.

8.       All rights, title and interest in and to all work and materials of any kind conceived or produced or otherwise provided for the Company or its clients by you (including, without limitation, all copyrights, patents, trademarks and other intellectual property rights therein) shall belong to the Company, and you agree that all such work and materials will be works made for hire exclusively for the Company or its clients under and as that term is defined in the copyright laws of the United States. In the event that any such work shall not be deemed a work made for hire under said copyright laws, and/or as otherwise necessary to ensure the Company’s complete ownership of all right, title and interest in all work or materials provided hereunder, you hereby assigns to the Company all rights, title and interest in such work and agree to execute whatever assignment of copyright or other rights and ancillary and confirmatory documents as may be required or appropriate to transfer exclusive title, ownership and rights therein to the Company. You agree that the Company will have the exclusive right to use and exploit such work and materials, free from any claims by you or other parties for compensation other than as expressly provided in Section 3, above. You agree that you will not challenge, through the courts, administrative governmental bodies, private organizations, or otherwise, the rights granted to the Company under this Agreement. The Company is and will remain the sole and exclusive owner of all intellectual property supplied by the Company to you in connection with this Agreement, or any intellectual property produced, derived or resulting from such property, in whatever stage of completion. Should you retain any Contractor Personnel to perform services or provide materials hereunder, you will secure “work for hire” agreements with each such individual or entity, providing for the Company’s ownership of all results and proceeds of their services, consistent with the terms of this Agreement.

9.       This Agreement does not grant the Contractor Personnel or you any right or authority to, and you shall not, make any statements, representations, or commitments on behalf of the Company unless specifically authorized to do so in writing.

10.       The Company may assign its rights and delegate its duties under this Agreement to an affiliated company, except the Company shall remain responsible for paying you for the Services as described above. You shall not assign any of your rights under this Agreement or delegate the performance of any of your duties hereunder, without the prior written consent of the Company.

11.       If any provision of this Agreement, or any part thereof, is found to be invalid or unenforceable, the same shall not affect the remaining provisions, which shall be given full effect, without regard to the invalid portions. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent with applicable law.

12.       You acknowledge that any breach of your obligations hereunder would cause the Company irreparable injury. In the event of any breach by you, the Company shall be entitled to equitable relief. Your sole remedy under this Agreement shall be an action at law for direct damages; you shall not be entitled to equitable relief or to any incidental, consequential, special, exemplary, punitive damages or any loss of profits, whether based on contract, tort, or otherwise, regardless of whether the Company has been informed of the possibility of such damages.

13.       The terms of this Agreement and all rights and obligations of the parties, including its enforcement, shall be interpreted and governed by the laws of the State of Connecticut. Any dispute arising from or related to this Agreement or the interpretation or operation of this Agreement shall be resolved solely in state or federal courts located in the State of Connecticut. The Company and you hereby consent to, elect, and waive any objection to the laying of jurisdiction and venue in such courts in the event of litigation under or relating to this Agreement. The Company and you further waive their rights to a jury trial and understand any dispute will be tried by a judge.

14.       This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Electronic, PDF and fax copies of such signed counterparts may be used in lieu of the originals of this Agreement for any purpose.

15.       The respective rights and obligations of the parties hereunder shall survive the termination of the Term to the extent necessary to the intended preservation of such rights and obligations.

16.       The terms contained in this Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations, representations or agreements relating thereto whether written or oral; provided, however, that for the avoidance of doubt, this Agreement does not amend or supersede the Separation Agreement and General Release by and between the Company and you. You represent that in executing this Agreement, you have not relied upon any representation or statement not set forth herein. No amendment or modification of this Agreement shall be valid or binding upon the parties unless in writing and signed by both parties.

*** signature page to follow ***

Accepted and Agreed:

CONTACTOR:

Signed:	/s/ Steven A. DeMartino
Print Name:	Steven A. DeMartino
Date:	April 3, 2026

TransAct Technologies Incorporated

Signed:	/s/ John M. Dillon
Print Name:	John. M. Dillon
Title:	Chief Executive Officer
Date:	May 7, 2026